Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Dan Budwick
Senior Director, Investor Relations & Corp Comm	Media Relations
Sequenom, Inc.	Pure Communications
858-202-9028	973-271-6085
mgraham@sequenom.com	dan@purecommunicationsinc.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2011

Company Announces Completion Of Pivotal Clinical Validation Study For SensiGene Trisomy 21 Laboratory Developed Test

SAN DIEGO, Calif. – May 5, 2011 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported revenue of $13.5 million for the first quarter of 2011, an increase of 27% compared to revenue of $10.6 million for the first quarter of 2010. Net loss for the first quarter of 2011 was $12.7 million or $0.13 per share, a 25% reduction in losses for the quarter as compared to net loss of $16.9 million, or $0.27 per share for the same period in 2010.

Gross margin for the first quarter of 2011 was 63% of revenue as compared to gross margin of 50% for the first quarter of 2010. This improvement reflects the increased revenues associated primarily with an increase in MassARRAY system sales due to higher average selling prices for our MassARRAY 4 system, higher consumable sales and increased sales volumes in our diagnostics business.

Total operating expenses for the first quarter were $21.6 million, as compared to total expenses of $22.3 million for the first quarter of 2010. This improvement resulted primarily from an approximate 4% decrease in research and development expenses and an approximate 3% reduction in selling and marketing expenses and general and administrative expenses for the quarter as compared to the same period one year ago. Total stock-based compensation expense was $2.6 million for the first quarter of 2011, down from the $3.0 million recorded during the first quarter in 2010.

“We continued to meet our operational expectations and achieved the performance goals set for the period, growing revenue and effectively managing expenses as Sequenom CMM prepares to launch its new products in the coming quarters,” said Paul V. Maier, Sequenom’s CFO. “Our net cash use was favorable as compared to the same period one year ago, enabling us to maintain our strong cash balances as we head into the second quarter and the implementation of our commercialization strategy and infrastructure build-out.”

As of March 31, 2011, total cash, cash equivalents and investment securities were $125.3 million. Net cash used in operating activities was $10.8 million for the first quarter, while purchases of capital equipment for the same period totaled $1.4 million.

Operational Updates

Today, the Company is announcing that its molecular diagnostics reference laboratory, the wholly-owned subsidiary Sequenom Center for Molecular Medicine (Sequenom CMM), has completed testing samples from the pivotal Women and Infants clinical validation study funded by Sequenom to evaluate the clinical performance of the SensiGene® Trisomy 21 (T21) laboratory developed test (LDT). The SensiGene LDT is a noninvasive blood test used to detect an overabundance of chromosome 21 in pregnant women, the chromosome associated with fetal Down syndrome. Study results are expected to be announced following their submission and publication in a yet-to-be determined peer reviewed journal, expected sometime later this year.

“I am very pleased with the progress made in reaching another important milestone with regard to the eventual commercial development of a Trisomy 21 LDT,” said Harry Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “As we pursue our goal of providing a noninvasive prenatal test for T21, we are continuing to execute on our plan to expand our organizational capabilities, hiring needed specialists in the Sequenom CMM CLIA-certified laboratory, adding sales professionals in the field and working to solidify our relationships with key suppliers, partners and vendors.”

Sequenom CMM scientists completed a blinded T21 locked-assay study in 2010 showing that massively parallel shotgun sequencing is a viable technology for T21 detection. The study manuscript was published in the March 2011 edition of the peer reviewed American Journal of Obstetrics and Gynecology (AJOG), where it was also selected as a “report of major impact” and as Editor's Choice for that journal issue.

Also in early 2011, Professor Dennis Lo, at the Chinese University of Hong Kong, published a ground-breaking large cohort clinical validation study that appeared in the January edition of the British Medical Journal. This study utilized circulating cell-free fetal DNA isolated from maternal plasma as the analyte and massively parallel shotgun sequencing as the method of analysis.

In May 2011, the Company entered into several agreements with the Chinese University of Hong Kong including royalty bearing in-licenses for exclusive, worldwide (excluding Hong Kong) rights to intellectual property covered by patent applications owned by the University for prenatal diagnostics, prognostics, and analysis for research and commercial purposes. Among other rights, the license agreements cover intellectual property relating to fetal whole genome sequencing and size-based genomic analysis of fetal nucleic acids, thus broadening the Company’s intellectual property in the field of massively parallel sequencing.

Additionally, the Company recently announced acceptance of the manuscript, “Clinical Validation of a Genetic Model to Estimate the Risk of Developing Choroidal Neovascular Age-related Macular Degeneration” for publication in the June issue of Human Genomics, a study conducted by Sequenom CMM.

The successful completion and acceptance of this peer reviewed study for publication will coincide with the introduction and commercial launch of RetnaGene™ AMD, a test to assess the risk of developing the wet form of age-related macular degeneration (AMD), a common eye disorder of the elderly that can lead to blindness. The comprehensive set of genetic markers employed in this study were tested in a model in order to demonstrate the clinical validation of the RetnaGene AMD LDT, providing the first commercial validation performed on a large collection of samples from case and control patients with clinically diagnosed choroidal neovascular AMD.

Conference Call Information

A conference call will take place today, May 5, 2011, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) hosted by Chairman and CEO Harry F. Hixson, Jr., Ph.D., and other members of senior management. To access the live conference call via phone, dial 866-356-4279 in the U.S. or Canada and 617-597-5394 for international callers. Please specify to the operator that you would like to join the "Sequenom First Quarter 2011 Earnings Conference Call." The participant code for the call is 77604090. If you are unable to listen to the live webcast, a replay of the call will be available through Thursday, May 12, 2011. Interested parties can access the rebroadcast by dialing 888-286-8010 or 617-801-6888 internationally and entering the participant passcode 78490856.

The conference call will be webcast live on the Internet and is accessible through the “Investors” section of the Sequenom website at http://www.sequenom.com. An online replay will be available following the initial broadcast until Thursday, June 2, 2011.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM®, Sequenom CMM®, SensiGene®, SEQureDx™, RetnaGene™ and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) is a CAP accredited and CLIA-certified molecular diagnostics reference laboratory dedicated to the development and commercialization of laboratory developed genetic testing services for prenatal and eye conditions. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. We work closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Our scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory services.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s expected launch and commercialization of new products including laboratory developed tests and the timing thereof, expected infrastructure build-out, the clinical performance of the SensiGene® Trisomy 21 laboratory developed test and the expected submission and publication and timing thereof of study results evaluating such clinical performance, eventual commercial development of a Trisomy 21 LDT, Sequenom’s plans to expand its organizational capabilities and working to solidify its relationships with key suppliers, partners, and vendors, the viability of massively parallel shotgun sequencing as a technology for T21 detection, the expected publication of the manuscript “Clinical Validation of a Genetic Model to Estimate the Risk of Developing Choroidal Neovascular Age-related Macular Degeneration” in the June issue of Human Genomics, the expected commercial launch of the RetnaGeneTM AMD laboratory developed test, Sequenom’s commitment to improving healthcare through revolutionary genetic analysis solutions and dedication to development and commercialization of laboratory-developed genetic testing services for prenatal and eye conditions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with reliance upon the collaborative efforts of other parties, Sequenom’s ability to develop and commercialize new technologies and products, particularly new technologies such as AMD, prenatal and other diagnostics and laboratory developed tests, Sequenom’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation and investigations and other risks detailed from time to time in Sequenom’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended March 31,
	2011	2010
Revenues:
Consumables	$5,303	$5,143
MassARRAY and other product related	5,843	4,776
Contract research services	698	481
Diagnostic	1,666	204
Research and other	0	6

Total revenues	13,510	10,610

Costs and expenses:
Cost of consumables, products, contract research services and diagnostics	5,013	5,257

Gross Margin	8,497	5,353

Research and development	10,722	11,191
Selling and marketing	6,060	6,188
General and administrative	4,838	4,894

Total Operating Expenses	21,620	22,273

Loss from operations	(13,123)	(16,920)

Other income, net	404	5

Loss before income tax	(12,719)	(16,915)

Income tax (expense)	49	(33)

Net loss	$(12,670)	$(16,948)

Net loss per share, basic and diluted	$(0.13)	$(0.27)

Weighted average shares outstanding, basic and diluted	98,929	62,085

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands except for par value and share information)

	March 31, 2011	December 31, 2010
Assets:
Cash, cash equivalents, marketable securities	$125,268	$135,480
Restricted cash	76	1,404
Accounts receivable, net	6,827	6,911
Inventories, net	5,380	5,605
Other current assets and prepaid expenses	2,576	2,387

Total current assets	140,127	151,787

Equipment and leasehold improvements, net	11,108	11,038
Other assets	11,365	11,454

Total assets	$162,600	$174,279

Liabilities and Stockholders’ Equity:
Accounts payable	$5,500	$5,958
Accrued expenses and current liabilities	7,752	9,947
Deferred revenue	3,121	2,624
Current portion of debt and obligations	906	938

Total current liabilities	17,279	19,467
Long-term liabilities	3,802	4,080
Stockholders’ equity	141,519	150,732

Total liabilities and stockholders’ equity	$162,600	$174,279